Exhibit 10.5

EXECUTION COPY

AMENDMENT NO. 1 TO THE

FURTHER AMENDED AND RESTATED EMPLOYMENT AGREEMENT

JANUARY 8, 2010

This Amendment to the Agreement (defined below) is entered into as of January 8, 2010, by and among RenaissanceRe Holdings Ltd. (the “Company”) and Neill A. Currie (“Employee”). All terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Company and Employee are parties to that certain further amended and restated employment agreement dated as of February 19, 2009 (the “Agreement”), which governs Employee’s employment with the Company; and

WHEREAS, the Company and Employee desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and considerations contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

The definition of “Applicable Severance Benefits” set forth in Section 1(d) of the Agreement shall be restated in its entirety to read as follows:

“(d) “Applicable Severance Benefits” shall mean an amount equal to two times Employee’s Base Salary as in effect as of December 31, 2008.”

Section 1(x) of the Agreement shall be restated in its entirety to read as follows:

“[Intentionally omitted.]”

The following definitions shall be added to the Agreement as new Section 1(ii) and (jj):

“(ii) “Peer Group” shall mean the following group of companies: Allied World Assurance Company Holdings, Ltd, Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Flagstone Reinsurance Holdings Ltd., Max Capital Group Ltd., Montpelier Re Holdings Ltd., PartnerRe Ltd., Platinum Underwriters Holdings Ltd., Transatlantic Holdings Inc., Validus Holdings Ltd., and White Mountains Insurance Group Ltd.

(jj) “Total Shareholder Return” during any period shall mean, with respect to the Company or a given member of the Peer Group, stock price appreciation plus dividends during such period,

assumed to be reinvested quarterly, provided that stock price shall be measured as average stock price for the 20 trading days at the start and end of such period.”

Section 4(e) of the Agreement shall be restated in its entirety to read as follows:

“(e) Special Equity Grant. On or about February 22, 2010, subject to Employee’s continued employment with the Company through the date of grant, Employee shall be granted pursuant to the one of the Equity Plans a number of shares of restricted common stock of the Company (the “Restricted Shares”) equal to the quotient of $11,156,250 divided by the closing price of the Company’s common stock on the primary exchange over which it is traded on the date of grant (the “Special Equity Grant”). The Special Equity grant shall be divided into four substantially equal vesting tranches, as described below, and the total number of Restricted Shares in any given tranche shall be earned only if the Company’s Total Shareholder Return during the applicable vesting period is at or above the 75 th percentile among the Peer Group, as determined in good faith by the Compensation Committee. The Special Equity Grant shall have those terms and conditions as are established by the Compensation Committee and set forth in a Restricted Stock Agreement to be entered into by the Company and Employee no later than the date of grant and as is consistent with annual restricted stock awards generally granted to senior executives of the Company, but subject to the terms of this Agreement including the following terms and conditions, unless otherwise agreed in writing by the Company and Employee:

(i) Dividends paid on Restricted Shares prior to vesting shall revert to the Company, and shall never be paid to, or accumulated for the benefit of, Employee.

(ii) One fourth of the Restricted Shares (“Tranche 1”) shall be subject to vesting based on (x) the Company’s Total Shareholder Return relative to the Peer Group during calendar year 2010 and (y) Employee’s continued service through December 31, 2011 (other than as otherwise specified in this Section 4(e)).

(iii) One fourth of the Restricted Shares (“Tranche 2”) shall be subject to vesting based on (x) the Company’s Total Shareholder Return relative to the Peer Group during calendar year 2011 and (y) Employee’s continued service through December 31, 2011 (other than as otherwise specified in this Section 4(e)).

(iv) One fourth of the Restricted Shares (“Tranche 3”) shall be subject to vesting based on (x) the Company’s Total Shareholder

Return relative to the Peer Group during calendar year 2012 and (y) Employee’s continued service through December 31, 2013 (other than as otherwise specified in this Section 4(e)).

(v) One fourth of the Restricted Shares (“Tranche 4”) shall be subject to vesting based on (x) the Company’s Total Shareholder Return relative to the Peer Group during calendar year 2013 and (y) Employee’s continued service through December 31, 2013 (other than as otherwise specified in this Section 4(e)).

(vi) As to the Restricted Shares in each of Tranche 1, Tranche 2, Tranche 3, and Tranche 4 respectively, assuming that the service condition is attained:

A. If the Company’s Total Shareholder Return during the calendar year applicable to such tranche is at or below the 35th percentile relative to the Peer Group, none of the Restricted Shares will vest.

B. If the Company’s Total Shareholder Return during the calendar year applicable to such tranche is at the 50th percentile relative to the Peer Group, Employee shall vest in a number of the Restricted Shares (the “Target Number”) equal to $1,593,750 divided by the closing price of the Company’s common stock on the primary exchange over which it is traded on the date of grant.

C. If the Company’s Total Shareholder Return during the calendar year applicable to such tranche is at or above the 75th percentile relative to the Peer Group, Employee shall vest in all of the Restricted Shares.

D. If the Company’s Total Shareholder Return during a given calendar year relative to the Peer Group is between the 35th percentile and the 50th percentile, or between the 50th percentile and the 75th percentile, Employee shall vest in a number of Restricted Shares resulting from a linear interpolation of such percentile attainment between such two specific percentiles.

(vii) Upon the termination of Employee’s employment by Employee without Good Reason (other than a Retirement), or by the Company for Cause, all unvested Restricted Shares shall immediately forfeit.

(viii) Upon the termination of Employee’s employment due to death, by the Company without Cause or due to Disability, or by Employee with Good Reason, the Restricted Shares in each of Tranche 1, Tranche 2, Tranche 3, and Tranche 4, respectively, shall either (1) if, as of the date of such termination, the applicable calendar-year performance period has expired, vest immediately based on the Company’s actual Total Shareholder Return relative to the Peer Group during such year without regard to such termination of employment, or (2) if, as of the date of such termination, the applicable calendar-year performance period has not expired, vest immediately at the Target Number, prorated based on the number of days elapsed from the date of grant through and including the date of such termination. All Restricted Shares remaining unvested after the application of the preceding sentence shall immediately forfeit.

(ix) Upon the termination of Employee’s employment by Employee in a Retirement, the Restricted Shares in each of Tranche 1, Tranche 2, Tranche 3, and Tranche 4, respectively, shall either (1) if, as of the date of such termination, the applicable calendar-year performance period has expired, vest immediately based on the Company’s actual Total Shareholder Return relative to the Peer Group during such year without regard to such termination of employment, or (2) if, as of the date of such termination, the applicable calendar-year performance period has not expired, remain outstanding through the last day of the applicable calendar-year performance period without regard to such termination of employment and vest based on the Company’s actual Total Shareholder Return relative to the Peer Group during such calendar-year performance period, prorated based on the number of days elapsed from the date of grant through and including the date of such termination. All Restricted Shares remaining unvested after the application of the preceding sentence shall immediately forfeit.

(x) Upon the occurrence of a Change in Control, Restricted Shares in each of Tranche 1, Tranche 2, Tranche 3, and Tranche 4 as to which the applicable service vesting period has not expired shall vest in an amount equal to the greater of (1) the Target Number in such tranche and (2) the number of Restricted Shares in such tranche which would have vested had (I) Employee remained employed for the entire applicable service vesting period and (II) the Company’s Total Shareholder Return relative to the Peer Group had been attained over the entire applicable performance period at a level extrapolated by the Compensation Committee in good faith from the extent to which such Total Shareholder Return had been attained at the end of the Company’s fiscal year ending immediately prior to the Change in Control (and if the Change in Control occurs after the date of grant and prior to January 1, 2011, this sub-clause B) shall not apply). All Restricted Shares remaining unvested after the application of the preceding sentence shall immediately forfeit.”

Section 8(b)(vi) of the Agreement shall be deleted in its entirety and replaced with the following provision:

“Vesting, as of the date of termination, of all Awards (other than the Special Equity Grant, which shall be governed by Section 4(e)(viii)), and any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the fifth anniversary of the date of termination.”

The following provision shall be added as new Section 8(m) of the Agreement, and current Section 8(m) of the Agreement, and all cross-references thereto in the Agreement, shall be renumbered accordingly:

“Prepayment of Certain Severance Benefits. During each calendar year commencing with calendar year 2010, and ending upon Employee’s termination of employment, Employee shall receive a payment (each such payment, a “Prepaid Severance Installment”) equal to two times the amount, if any, by which Employee’s Base Salary as in effect as of the end of the immediately preceding calendar year (the “Prior Year”) exceeded Employee’s Base Salary as in effect as of the end of the calendar year immediately preceding the Prior Year; provided, however, that to the extent Employee ceases to comply with the terms and conditions of this Agreement or is terminated by the Company for Cause (each case, a “Repayment Trigger”), in either case following the date on which Employee receives a Prepaid Severance Installment pursuant to this Section 8(m), Employee shall repay to the Company an amount equal to all Prepaid Severance Installments received prior to the occurrence of such Repayment Trigger. Notwithstanding anything herein to the contrary, if, prior to the payment of any Prepaid Severance Installment(s) in respect of a given year or year(s), Employee suffers a termination of employment as a result of which Employee becomes entitled to payment of the Applicable Severance Benefits (or would have become entitled to the Applicable Severance Benefits but for the operation of Section 8(l) above), such then-unpaid Prepaid Severance Installment(s) shall be paid to Employee upon such termination.”

The following provision shall be added to the Agreement as new Section 8(o):

“Offset. In the event Employee is required to repay any amounts to the Company pursuant to Section 8(l), (m), or (n), the Company may offset such amounts against any monies owed to Employee or his estate following the date on which such obligation to repay arises, except to the extent such offset is not permitted under Section 409A of the Code without the imposition of additional taxes or penalties on Employee.”

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Except as otherwise specifically set forth herein, all terms and provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

/s/ Neill A. Currie
Neill A. Currie

/s/ Peter C. Durhager
RenaissanceRe Holdings Ltd.

By:	Peter C. Durhager
Title:	Senior Vice President and Chief Administrative Officer